Exhibit 10.48

ENGINEERING SERVICE AGREEMENT

Bulldog Technologies

4720 Walnut Street

Boulder, CO 80303

United States of America

And

Goliath Solutions

1735 N Paulina

Suite 313

Chicago, IL 60622

January 11, 2005

CONFIDENTIAL

The contents of this document are confidential and proprietary to Bulldog Technologies, Inc., and Goliath Solutions and may not be reproduced, transmitted, published, or disclosed to others without prior authorization.

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Engineering Service Agreement

This Agreement is made as of January 11, 2005 ("Effective Date"), by and between Bulldog Technologies, Inc., having its principal place of business at 4720 Walnut Street, Boulder, Co 80303, United States of America (hereinafter "Bulldog Technologies"), and Goliath Solutions, LLC, having its principal place of business at 1735 N. Paulina St, Chicago, Illinois, 60622 (hereinafter "Goliath").

RECITALS

WHEREAS, Goliath desires to procure the services of Bulldog Technologies and Bulldog Technologies desires and agrees to provide such services to Goliath.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

1	SERVICES

1.1    Scope of Services. Goliath shall provide and maintain a document listing and generally describing a List of Projects (“Project List”) for which Bulldog Technologies resources are sought. Some or all of the projects may be inactive at any point in time at the discretion of Goliath. When requested by Goliath, Bulldog Technologies shall provide a schedule of cost estimates, performance, delivery timing, milestones, and personnel assigned to perform the services requested the Project List.

1.2    Consulting Services. Bulldog Technologies will provide the consulting service(s) as set forth in the Project List, or modifications thereto, as agreed to by the parties.

1.3    Personnel. It is agreed that Jack Pyne shall be assigned as the primary lead engineer for Bulldog Technologies for the term of this Agreement. Gordon Hardman and Mike Carpenter shall also be assigned as needed to key portions of projects on the Project List. All other personnel assigned by Bulldog Technologies to perform the services shall be qualified to perform the tasks assigned to them, and shall perform the services in a competent and professional manner.

1.5 Modification of Services. Changes to the services covered by the Project List shall be incorporated upon mutual consent of both parties. The parties shall negotiate in good faith contemplated changes to or additional services associated with the Project List, which shall otherwise be governed by the terms and conditions of this Agreement. In the event the parties cannot agree upon an acceptable charge for the proposed changes or additional services and such changes or additional services are not necessary to complete some of the projects or some portion of a project on the applicable Project List, Goliath Solutions and Bulldog Technologies shall continue to perform as provided by the terms of this Agreement.

2	COMPENSATION

2.1    Fees. As full consideration for the services to be performed by Bulldog Technologies hereunder this Agreement shall be completed on a fixed rate basis as described in Section 2.3 of this Agreement. The estimated cost for the development, testing, and production of the Long Range RFID marketing compliance system (“Spider Network”), contact monitoring of merchandising materials (“CATT”), and other items on the current Project List is $1,500,000. Neither party is obligated to this estimate. GOLIATH will procure services from Bulldog on a time and materials basis pursuant to written issued Statements of Work to be issued from time to time by Goliath.

2.2    Rates, Invoices and Payment. Bulldog Technologies shall submit invoices including material expenses and billable hours to Goliath Solutions on a monthly basis. Goliath Solutions shall pay each invoice in full within thirty (30) days of the date of such invoice.

2.3 Development Rates:

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Engineering Service Agreement

These rates will be guaranteed for two years from contract signing date.

Senior Engineering -	$165 Hour
Senior Technician -	$75 Hour

Materials handling fee – 5% over cost

Rates for subsequent years will be negotiated in good faith by both parties.

3	CONFIDENTIALITY

3.1    Goliath Materials. Goliath is the exclusive owner of all rights in the hardware designs, firmware/software (including design, object and source code), formulas, ideas, devices, products, writings, or other intellectual property including but not limited to the products, notes, records, reports, sketches, plans, memoranda and other tangible information relating to such intellectual property in possession of all personnel hired by Bulldog Technologies who worked on Goliath initiatives prior to this Agreement. Bulldog Technologies shall maintain, and submit to Goliath upon Goliath’s request, a listing of all materials (including but not limited to drawings, firmware, software, (including object code, source code and engineering notes and documentation), schematics, designs, reports, manuals, documents, and specifications) provided to Bulldog Technologies by Goliath and by Bulldog Technologies personnel formerly associated with Goliath projects pursuant to this Agreement. All such materials shall be returned to Goliath upon the earlier of Goliath’s request or the termination of this Agreement.

3.2    Work Product. All hardware design, firmware (including design, object and source code), systems, programs, specifications, user documentation, inventions, ideas, concepts, designs, discoveries, improvements, copyrightable works (including derivative works and modifications of Bulldog Technologies Materials and Goliath Solutions Materials), trademarks or service marks, know-how, negative know-how, processes, designs, techniques, developments or experimental work, work in progress, and other work product, and the patents, copyrights and trade secret rights thereto, authored, developed, or created by Bulldog Technologies in the course of the services performed for Goliath, or other commercial relationship established between Bulldog Technologies and Goliath (collectively, the “Work Product”), shall become the sole and exclusive property of Goliath, whether or not such Work Product is protected or protectable under patent, trademark, service mark, copyright or trade secret laws.

3.3    Protection of Confidential and Proprietary Information. Bulldog Technologies shall not disclose Goliath Materials or Work Product to any third party without the express written consent of Goliath. Any such disclosure shall require the third party to sign a confidentiality agreement with Bulldog and for the benefit of Goliath before such material may be disclosed. A separate mutual Non-Disclosure Agreement between Bulldog and Goliath will be signed AND remain in effect should this Agreement be terminated.

3.4    No Violation of Third Party Rights. The technical services to be rendered by Bulldog Technologies in connection with this Agreement will not knowingly violate or in any way knowingly infringe upon any rights of third parties including, but not limited to, any property, contractual, employment, proprietary information, or non-disclosure rights, or any copyrights, patents, trademark, trade secrets, or other proprietary rights, and Bulldog Technologies hereby agrees to defend and indemnify Goliath and its employees, agents and affiliates for any damages or costs arising from a violation of this provision.

4	INTELLECTUAL PROPERTY RIGHTS

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Engineering Service Agreement

4.1    Bulldog Technologies License to Goliath. Goliath shall retain the irrevocable world-wide royalty-free exclusive rights to make, have made, use, modify, or incorporate into any products or services it offers for sale the technology incorporated into any Work Product provided to Goliath under this Agreement.

4.2    Goliath Property. Upon satisfaction of all payment obligations to Bulldog Technologies, Goliath retains all right, title and interest in and to all Work Product. No license is granted to Bulldog Technologies under any Work Product, or any invention, copyrightable subject matter or trade secret based on information provided to Bulldog Technologies.

4.3     Assignment of Work Product. Bulldog shall, as requested from time to time by Goliath, execute such documents and assignments so as to effect ownership rights of all Work Product in Goliath.

5	REPRESENTATIONS AND WARRANTIES

5.1    Bulldog Technologies represents and warrants that: (a) it has or will acquire the facilities, personnel, experience and knowledge sufficient in quality and quantity to perform the services to be performed hereunder; (b) it will perform such services, in all material respects, in a manner commensurate with professional standards generally applicable to its industry; (c) there are no outstanding contracts, commitments or agreements to which Bulldog Technologies is a party, that conflict with this Agreement; and (d) it will not infringe any third party's copyright, patent, trademark, service mark, trade secret or other intellectual property right, excluding hardware design, firmware/software, products, content and other intellectual property submitted to Bulldog Technologies by Bulldog Technologies and Bulldog Technologies Materials; (e) all persons that provide services or support to Goliath under this Agreement are citizens of the United States of America or have valid work permits to perform services for compensation within the United States.

6	LIMITATION OF LIABILITY

Limitation of Liability. In no event shall either of the parties be liable to the other for the payment of any consequential, special, punitive, or exemplary damages (including lost profits or savings) resulting from a default in the performance of their respective obligations under this Agreement.

7	TERMINATION

7.1    Term. The term of this Agreement shall commence upon the receipt of the signed contract and shall expire upon on the second anniversary of the execution of this agreement. GOLIATH shall have the right to cancel this agreement for any reason upon thirty days written notice to Bulldog. Should Goliath choose to terminate this Agreement, Goliath shall pay any balance owing Bulldog Technologies for the work performed until the time of termination. Articles 3, 4, 8.2 and 8.8 shall survive termination of this Agreement. Upon any termination, all Goliath Work Product, and documents, parts, schematics, software, firmware and all tangible and electronic versions of same shall be delivered to Goliath and otherwise deleted from Bulldog's systems. One archival copy, with a list thereof to be provided to Goliath, may be retained by counsel for Bulldog.

7.2    Termination for Material Breach. Either party may terminate this Agreement in the event of a material breach by the other party where such material breach has not been cured within fifteen (15) days after receipt of notice of such material breach from the non-breaching party, or within such additional cure period as shall be mutually agreed to.

7.3    Force Majeure. Neither of the parties shall be deemed to be in breach of, or to have breached any provision of, this Agreement as a result of any delay, failure in performances or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or fires, transportation or communication contingencies, failures or substitutions or equipment, accidents, technical failures,

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Engineering Service Agreement

shortages of materials or equipment, laws, regulations, acts or orders of any government or agency or official thereof, other catastrophes or any other similar occurrences beyond such party's reasonable control. In every case, the delay or failure in performance or interruption of service must be without the fault or negligence of the party claiming excusable delay, and the party claiming excusable delay must promptly notify the other party of such delay. Performance time under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section; provided, however, that if any such delay continues for a period of more than sixty (60) days, the party not claiming excusable delay shall have the option of terminating this Agreement upon written notice to the party claiming excusable delay.

8	MISCELLANEOUS

8.1	Independent Contractor's Declaration.
(a)

It is understood and agreed that Bulldog Technologies is acting as an independent contractor, and not an employee, agent, joint venture, or partner of Goliath Solutions, in the performance of the services hereunder, and nothing herein contained shall be deemed to create an agency or employment relationship between Bulldog Technologies and Goliath Solutions or any employee or agent of Bulldog Technologies.

(b)

Bulldog Technologies shall bear sole responsibility for payment of compensation and provision of benefits to its personnel. Bulldog Technologies shall in no event be entitled to participate in, or to receive any benefits from, any of Goliath Solutions compensation, benefit or welfare plans, specifically including, but not limited to, coverage under Goliath Solutions workers' compensation program.

(c)

Bulldog Technologies shall be solely responsible for the payment of all federal and state income taxes, social security taxes, federal and state unemployment insurance and similar taxes and all other assessments, taxes, contributions or sums payable with respect to Bulldog Technologies employees and subcontractors as a result of or in connection with the services performed by Bulldog Technologies hereunder and Bulldog Technologies shall file all returns and reports with respect to any of the foregoing.

8.2    Arbitration. Any dispute arising hereunder shall be subject to arbitration before the American Arbitration Association in Chicago, IL.

8.3    Assignment. GOLIATH may assign or subcontract this Agreement or any of its rights or obligations hereunder at any time. Bulldog may not assign or subcontract this Agreement or any of its rights or obligations hereunder at any time, without GOLIATH’s prior written consent, which consent shall not be unreasonably withheld.

8.4    Waiver. No term or provision hereof shall be deemed waived and no breach hereof shall be deemed to, unless such waiver or consent, as the case may be, is express and in writing signed by the party claimed to have waived or consented. No such waive shall constitute a waiver of any other term or provision hereof; and no such consent shall constitute a consent to any other breach hereof.

8.5    Amendments. No amendment or modification to this Agreement hereunder shall be valid or enforceable unless in writing executed by the authorized representatives of Bulldog Technologies and Goliath.

8.6    Severability. If any provision of this Agreement shall be declared null, void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of this Agreement.

8.7    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

8.8    Governing Law. This Agreement shall be solely and exclusively governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of the conflicts of law thereof. This Agreement shall not be construed in favor of or against either party by virtue of that Party having been materially involved in the preparation of this Agreement.

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Engineering Service Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

Goliath Solutions, Inc.		Bulldog Technologies, Inc.
By:	/s/ Bob Michelson	By:	/s/ John Cockburn
Name:	Bob Michelson	Name:	John Cockburn
Title:	CEO	Title:	CEO and President
Date:	January 11, 2005	Date:	January 11, 2005

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